Computershare Trust Company of Canada Stock Transfer Services

Montreal Trust Centre

510 Burrard Street

Vancouver, British Columbia

Canada V6C 3B9

Tel: (604) 661-9400

Fax:(604) 669-1548

October 30, 2002

To:     All Applicable Commissions & Exchanges

Dear Sirs:

Subject: Derek Resources Corporation

We confirm that the following material was sent by pre-paid mail on October 30, 2002, to the registered shareholders of Common shares of the subject Corporation:

1.

Notice of Annual General Meeting / Information Circular 1 Quarterly Report Form 51 -901 F for the quarter ended April 30, 2002 / Consolidated Financial Statements for the years ended April 30, 2002 , 2001 and 2000 / Schedule B - Supplementary Information / Schedule C - Management Discussion

2.

Proxy

3.

Supplemental Mail list Return Card

4.

Return Envelope

We further confirm that copies of the above mentioned material were sent by courier to each intermediary (with the exception of ADP (Canada) and ADP (U.S.)) holding shares of the Corporation who responded to the search procedures pursuant to Canadian Securities Administrators' National Instrument 54-101 regarding communication with Beneficial Owners of Securities of a Reporting Issuer.

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as agent for the subject Corporation.

Yours truly, COMPUTERSHARE TRUST COMPANY OF CANADA

/s/ Karen Patrus

A/Assistant Account Manager

Stock Transfer Services

Telephone:

(604) 661-9504

Fax:

(604) 683-3694